Item 9.01 Financial Statements and Results
Exhibit 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO
James A. Dowd – Executive Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp Second Quarter 2016 Net Income
Up 26% to $832,000

  Improved Results Driven by Continued Strong Loan and Deposit Growth
Continued Strengthening of Bank's Asset Quality Metrics

Oswego, N.Y. — July 29, 2016 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced second quarter 2016 net income available to common shareholders of $832,000, an increase of 25.9% compared to net income of $661,000 for the second quarter of 2015. Second quarter 2016 earnings per diluted share were $0.20, an increase of 25.0% compared to $0.16 per diluted share earned in the prior year period. The Company's second quarter 2016 revenue (net interest income and total noninterest income) increased $388,000, or 6.9%, to $6.0 million, compared to $5.6 million for second quarter 2015. Total revenue for the six months ended June 30, 2016 increased by $861,000, or 7.8%, as compared to the same six month period in 2015. Net income available to common shareholders for the first six months of 2016 was $1.5 million, or $0.35 per diluted share, compared to net income of $1.2 million, or $0.28 per diluted share for the first six months of 2015.
2016 Performance Highlights
•	Total average interest-earning assets for the second quarter were $632.0 million, an increase of $70.0 million, or 12.4%, over the prior year quarter.
•	Total loans of $450.6 million at June 30, 2016 were up $47.2 million, or 11.7%, from June 30, 2015.
•	Total deposits of $526.1 million at June 30, 2016 were up $68.5 million, or 15.0%, compared to the prior year period.
•	Continued strong asset quality metrics with annualized net loan charge-offs to average loans of 0.06% for the quarter, as compared to 0.12% for the same quarter in 2015.
•	Nonperforming loans to total loans of 1.14% at June 30, 2016, compared to 1.24% at December 31, 2015 and 1.56% at June 30, 2015.
"Our strong performance for both the second quarter and the first six months of 2016 was driven by solid loan and deposit growth, improved asset quality metrics and continued growth in total revenue over the prior year periods.  Although we fully recognize that the current downward trends in longer term fixed income yields create a potential drag on our forward earnings growth, we remain positioned to extend our strong operating performance in the future," said Thomas W. Schneider, President and Chief Executive Officer.  "We continue to pursue prudent loan opportunities throughout our market area.  The strong loan growth that we realized in the first six months of 2016 was a reflection of the Bank's investment in growing our presence in the Onondaga County market, and in particular the metropolitan Syracuse area.  We've added additional seasoned lenders in the Syracuse market and we expect that Onondaga County will continue to provide significant opportunity for Pathfinder to develop quality lending relationships in the future."

Mr. Schneider further stated, "Despite solid growth across all lending portfolios, our improved asset quality led to a reduced level of provisioning for loan losses in 2016, to date.  We continued to proactively invest in enhanced risk management procedures and, in particular, our process for underwriting and servicing commercial real estate loans.   These investments in enhanced risk-management capabilities are reflected in operating expense increases that supported lending activity for the first half of 2016, and will support the opportunities we see for sustainable growth going forward.  For the second half of 2016, we anticipate that a significant source of potential new customers may result from ongoing merger and branch consolidation activities involving in-market competitors.  We believe that our brand reputation and local presence position us well to compete for these lending and deposit relationships."
Income Statement

Second quarter 2016 net interest income increased $314,000, or 6.7%, to $5.0 million, compared to $4.7 million for the second quarter of 2015.  The improvement was due principally to a $564,000 improvement in interest and dividend income which resulted from an increase of $69.8 million, or 12.4%, in average interest-earning assets compared to the prior year quarter. Average loans of $440.4 million were up $44.5 million, or 11.2%, from second quarter 2015, with balanced growth in commercial and residential lending portfolios. Average taxable investment securities of $143.3 million increased by $19.2 million, or 15.5%, from the prior year quarter.

Interest expense increased by $250,000 for the second quarter of 2016 to $873,000, compared to $623,000 for the second quarter of 2015. This increase was primarily a result of a $9.8 million increase in the average balance of subordinated loans related to the issuance of an additional $10.0 million in Subordinated Loan debt on October 15, 2015, along with a 2.26% increase in the interest rate for these borrowings, that increased interest expense by $161,000 for the quarter in comparison with the same three-month period in 2015.

The Bank's second quarter 2016 net interest margin was 3.16%, a decline of 17 basis points compared to the prior year quarter. The decrease was primarily a result of the 10 basis point decline in the average yield on taxable investment securities and the above-mentioned increase in the interest paid on subordinated loans.

For the six months ended June 30, 2016, net interest income increased $651,000, or 7.1%, to $9.8 million, compared to the same period in the prior year. Interest income for the six-month period was $11.6 million, an increase of $1.2 million, or 11.5%, compared to the first six months of 2015. The increase was primarily a result of the increase in average loan balances noted above. Interest expense of $1.7 million for the six months ended June 30, 2016 increased by $539,000 from the prior year period, reflecting a 14 basis point increase in the average cost of interest-bearing liabilities, along with an increase in average interest-bearing liabilities of $67.4 million, or 14.8%.

The net interest margin for the six months ended June 30, 2016, was 3.16%, compared to 3.31% for the comparable period in 2015. The lower net interest margin for the six month period was due to the addition of $10.0 million in subordinated loans in October 2015, as noted above.

The provision for loan losses for the quarter ended June 30, 2016, was $150,000, compared with $401,000 for the prior year quarter. For the six month period, the provision was $360,000 compared with a provision of $784,000 for the same period in 2015. Management believes that the current allowance for loan losses, which is increased by recording loan loss provision expense, is adequate notwithstanding the increase in loan balances outstanding.  The lower provision for both the three and six month periods is reflective of the Bank's stronger asset quality metrics and enhanced reserves.

Second quarter 2016 noninterest income of $1.0 million was $74,000, or 7.8%, higher than the prior year quarter, primarily a result of increased gains on sales and redemption of investment securities. For the quarter, gains on the sales and redemption of investment securities were $132,000 as compared to $49,000 in the same three-month period of 2015.

Noninterest income for the six month period ending June 30, 2016 was $2.0 million, an increase of $210,000, or 11.6%, compared to the prior year period. The increase in year-to-date noninterest income was due primarily to higher commission and fee income related to the insurance and investment services business units, which increased by $101,000, or 15.2%, as well as an increase in gains on sales of investment securities of $111,000.

Total noninterest expense for second quarter 2016 was $4.8 million, an increase of $546,000, or 12.9%, in comparison to $4.2 million for the prior year quarter. The increase in noninterest expense was due principally to an increase in salary and benefit expenses of $297,000 related to the process of enhancing staffing capabilities necessary to support planned asset growth.

Noninterest expense for the six months ended June 30, 2016 increased $1.0 million, or 12.1%, to $9.5 million from $8.5 million for the prior year period. The increase is due largely to the $600,000 increase in personnel expenses and a $263,000 increase in other expenses.

Balance Sheet at June 30, 2016

Total assets at June 30, 2016 were $671.0 million, an increase of $47.7 million, or 7.7%, from December 31, 2015. This increase was primarily a result of higher loans and available-for-sale securities. Total loans increased by $20.1 million (annualized increase of 9.4%) in the first half of 2016, reflecting growth in the residential and commercial portfolios. The increase of $17.5 million in the available-for-sale securities portfolio reflects the acquisition of short-term collateral for the inflow of municipal deposits which typically occurs in the first and third quarters, as well as planned shorter duration investment in anticipation of higher future long-term interest rates. Total deposits at June 30, 2016 were $526.1 million, an increase of $35.8 million, or 7.3%, from December 31, 2015. Growth in deposit balances reflects increased net inflows from municipal, commercial and consumer banking relationships, totaling $26.9 million, $14.8 million and $10.9 million, respectively. At June 30, 2016 non-time deposits were $377.6 million or 72.7% of total deposits.

Asset Quality

Asset quality metrics continued to strengthen in comparison to recent reporting periods and remain favorable to peer group averages. The Bank's solid asset quality metrics are reflective of the stable Central New York State markets where Pathfinder branches are located, as well as the Bank's  consistent underwriting and effective loss mitigation procedures. The net loan charge-offs to average loans ratio was 0.06% for second quarter 2016, down 6 basis points from 0.12% for second quarter 2015, and down 19 basis points from 0.25% in fourth quarter 2015. Nonperforming loans to total loans were 1.14% at June 30, 2016, down 42 basis points compared to 1.56% at the end of second quarter 2015, and down ten basis points from 1.24% for year-end 2015. The allowance for loan losses to non-performing loans for second quarter 2016 improved to 115.17%, from 93.96% for second quarter 2015 and 107.30% at 2015 year-end.

Stock Activity and Dividend Declared

On April 29, 2016, the Company announced that its Board of Directors has adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 217,692 shares of its common stock, or approximately 5% of its outstanding shares.

On May 6, 2016, the Compensation Committee of the Board of Directors of the Company approved restricted stock and stock option grants to employees, officers and directors of the Company, pursuant to the Plan.  The Plan was approved previously by the Company's shareholders on May 4, 2016.  An aggregate of 216,156 stock options and 86,638 shares of restricted stock were granted.  Generally, grants to directors and employees vest over a five year period and grants to senior officers vest over a seven year period.  The initial estimated full quarter after tax expense of these grants is approximately $49,000.

On July 6, 2016, the Company announced that its Board of Directors had declared a cash dividend of $0.05 per common share for the quarter ending June 30, 2016, which is payable to shareholders of record as of July 18, 2016 on August 8, 2016. Based on the closing price of the Company's common stock of $11.92 on July 28, 2016, the implied dividend yield is 1.7%. Measured against second quarter 2016 earnings per diluted share of $0.20, the dividend represents a 25.0% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

Pathfinder Bank Now Operating as a Full-Service Commercial Bank

On June 1, 2016, Pathfinder Bank, the operating subsidiary of Pathfinder Bancorp, Inc., began to operate as a New York State Chartered Bank, in a corporate restructuring that was approved by both the Federal Deposit Insurance Corporation and the New York State Department of Financial Services. This change has been in the works for an extended period of time and was made with no significant adverse impact for the Bank's customers or vendors. This restructuring is expected to have little impact on the current activities or investments of the Bank, however some annual cost savings are expected as a result of the conversion.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. In October 2014, the Company completed its conversion from a mutual holding company to full public ownership by selling 2.6 million shares of common stock which raised $26.4 million in gross proceeds. As of June 30, 2016, there were 4,358,144 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At June 30, 2016, the Company and subsidiaries had total consolidated assets of $671.0 million, total deposits of $526.1 million and shareholders' equity of $59.7 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015

Condensed Income Statement
Interest and dividend income	$5,866	$5,302	$11,578	$10,388
Interest expense	873	623	1,745	1,206
Net interest income	4,993	4,679	9,833	9,182
Provision for loan losses	150	401	360	784
	4,843	4,278	9,473	8,398
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	904	907	1,825	1,720
Net gain on sales of securities, loans and foreclosed real estate	122	45	202	97
Noninterest expense	4,778	4,232	9,481	8,456
Income before income taxes	1,091	998	2,019	1,759
Provision for income taxes	225	290	498	514

Net Income	$866	$708	$1,521	$1,245
Net income attributable to noncontrolling interest	$34	$14	$28	$22
Net income attributable to Pathfinder Bancorp, Inc.	$832	$694	$1,493	$1,223

Preferred stock dividends	-	33	16	65
Net income available to common shareholders	$832	$661	$1,477	$1,158

	For the Periods Ending
	June 30,	December 31,	June 30,
	2016	2015	2015
Selected Balance Sheet Data
Assets	$670,971	$623,254	$600,325
Earning assets	625,938	581,722	563,249
Total loans	450,581	430,438	403,411
Deposits	526,068	490,315	457,575
Borrowed funds	63,450	41,300	62,000
Allowance for loan losses	5,930	5,706	5,900
Subordinated loans	15,008	14,991	5,155
Pathfinder Bancorp, Inc. Shareholders' equity	59,689	70,805	69,671

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.06%	0.25%	0.12%
Allowance for loan losses to period end loans	1.32%	1.33%	1.46%
Allowance for loan losses to nonperforming loans	115.17%	107.30%	93.96%
Nonperforming loans to period end loans	1.14%	1.24%	1.56%
Nonperforming assets to total assets	0.84%	0.94%	1.11%

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015

Key Earnings Ratios
Return on average assets	0.47%	0.46%	0.44%	0.41%
Return on average common equity**	5.55%	4.82%	5.02%	4.28%
Return on average equity	5.55%	3.93%	4.69%	3.48%
Net interest margin	2.99%	3.33%	3.08%	3.31%

Share and Per Share Data
Basic weighted average shares outstanding*	4,149,307	4,120,000	4,144,643	4,116,961
Basic earnings per share*	$0.20	$0.16	$0.36	$0.28
Diluted weighted average shares outstanding*	4,233,678	4,187,210	4,226,071	4,178,506
Diluted earnings per share*	$0.20	$0.16	$0.35	$0.28
Cash dividends per share	$0.05	$0.03	$0.10	$0.06
Book value per common share at June 30, 2016 and 2015			13.70	13.02
Tangible book value per common share at June 30, 2016 and 2015			12.61	11.93

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company's common shares, retained earnings and additional paid-in capital. This amount is equal to the Company's total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.